Bonds.com 8-K

Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on February 2, 2011, between Bonds.com Group, Inc., a Delaware corporation (the “Company” or the “Employer”), and Jeffrey M. Chertoff (“Executive”).

Background

The Company and Executive mutually desire to enter into an agreement containing the terms and conditions pursuant to which the Company will employ Executive from and after the Effective Date.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment.  The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (such period of employment hereunder referred to herein as the “Employment Period”).

2.           Position and Duties.

(a)           Position.  During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall perform the duties, responsibilities, functions and authority customarily associated with such position, subject to the power and authority of the Company’s Board of Directors (including any committee thereof) (the “Board”) and/or the Company’s Chief Executive Officer (“CEO”).  During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries as the Board and/or CEO may from time to time direct which shall be consistent with Executive’s position as Chief Financial Officer.

(b)           General Duties.  During the Employment Period, Executive shall report to, and operate under the direction and supervision of the CEO. The Executive shall devote Executive’s best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries.  Executive shall perform such obligations, duties, responsibilities, functions and authority to the best of his abilities in a diligent, trustworthy, professional, courteous and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all respects.  In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and/or CEO and shall support and cooperate with the Company’s and its Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board and/or CEO.  So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the CEO, perform other services for compensation.

3.           Compensation and Benefits.

(a)           Base Salary.  During the Employment Period, Executive’s initial base salary shall be $175,000 per annum, and shall be subject to review by the CEO on an annual basis commencing January 1, 2012 (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time).  Executive’s Base Salary for any partial year will be based upon the actual number of days elapsed in such year.

(b)           Performance Bonus.  For 2011, or until such later future year when the Company first achieves four consecutive quarters of positive EBITDA and a minimum EBITDA of $5,000,000, the Executive will be eligible for an annual bonus opportunity up to 100% of Base Salary at the discretion of the Compensation Committee based on its evaluation of the Executive’s performance and taking into account the financial strength and cash flow position of the Company (the “Performance Bonus”). Commencing for the year after the Company first achieves four consecutive quarters of positive EBITDA and a minimum EBITDA of $5,000,000 (and from that year forward), the Executive will be eligible for a Performance Bonus equal to 5% of EBITDA.  Any earned Performance Bonus will be paid during the following year within 30 days after the Company’s receipt of its audited financial statements for such year, but in any event no later than the end of such year.

(c)           Option Grant.  The Company shall grant to Executive an option to purchase 8,000,000 shares of the Company’s common stock.  The option will be granted promptly following the effectiveness of the Authorized Share Increase (as such term is defined in the Unit Purchase Agreement, dated as of February 2, 2011, by and among the Company and the other parties identified therein).  The exercise price for 50% of the option shares will be equal to the fair market value per share of common stock as determined in accordance with the 2011 Equity Plan as of the grant date (the “Ordinary Priced Option Shares”), and the exercise price for the other 50% of the option shares will be at a 50% premium to such price (the “Premium Priced Option Shares”).  Fifty percent of the Ordinary Priced Option Shares shall be fully vested and exercisable on the date of grant.  The balance of the Ordinary Priced Option Shares and all of the Premium Priced Option Shares shall vest quarterly in equal amounts over a subsequent period of four years from the date of grant; provided that the balance of the Ordinary Priced Options Shares shall vest first before there is any vesting of the Premium Priced Option Shares.  The maximum term of the options will be seven years.  The options will otherwise be granted to Executive pursuant to the form of option agreement attached as Exhibit A hereto (the “Option Agreement”).

(d)           Other Benefits.  In addition to (but without duplication of) the Base Salary and any Performance Bonus payable to Executive pursuant to this Section 3, during the Employment Period, Executive shall be entitled (i) to four weeks of paid vacation per year and (ii) subject to applicable eligibility requirements, to such other benefits as are approved by the Board and made available to the senior management of the Company and its Subsidiaries. Executive acknowledges that nothing in this Agreement obligates or requires the Company to offer any benefit plans, policies or programs or prevents the Company from terminating or modifying any benefit plan, policy or program that it may from time to time offer.

(e)           Expenses.  During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.           Term and Termination.

(a)           Term and Termination.  The Employment Period shall begin on the Effective Date and shall terminate upon the earlier of (i) immediately upon Executive’s death or Disability, (ii) the date of termination set forth in a written notice of termination delivered to Executive by the Company (after determination by its Board) for any reason (whether for Cause or without Cause), and (iii) on a date of termination set forth in a written notice of Executive’s resignation delivered to the Company by Executive (which date shall be no less than 30 days after the Company’s receipt of such written notice, unless waived by the Company in writing) (the time between any notice under this clause (iii) and the date of termination is referred to herein as the “Notice Period”).  If the Executive elects to terminate his employment hereunder, the Company may in its absolute and total discretion elect to require Executive to cause such termination to be effective immediately by providing Executive written notice of such election and by paying Executive his normal Base Salary for the remainder of the Notice Period.  Subject to Section 4(h)(A), Executive’s “Termination Date” shall be Executive’s last day of work or, if applicable, the last day of the Notice Period.

(b)           Termination by the Company without Cause or by Executive with Good Reason.  If the Executive’s employment is terminated by the Company without Cause or if the Executive resigns from the Company with Good Reason, then Executive shall be entitled to receive:

(i)           an amount equal to Executive’s Base Salary through the Termination Date, plus continuation of Executive’s Base Salary for a period of 12 months from and after the Termination Date (the “Severance Period”), in each case payable ratably over such period in regular installments in accordance with the Company’s general payroll practices as in effect on the Termination Date;

(ii)          any Performance Bonus amounts pursuant to Section 3(b) (if any) earned, but not yet paid, to Executive in respect of the year that ended on or prior to the Termination Date, which amount shall be paid at the same time and on the same terms it would have been paid pursuant to Section 3(b);

(iii)         reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(e); and

(iv)         reimbursement of Executive’s COBRA premiums for continued health insurance coverage for the Executive and his dependents through the end of the Severance Period (such reimbursement to be made promptly upon Executive’s submission of proof of payment by the Executive) or until such earlier date as Executive is eligible for substantially similar health insurance benefits from a subsequent employer, but only if providing such benefit is permitted under applicable law and does not result in excise taxes, fines or penalties for the Company or the Company’s group health insurance plan;

in each case, if and only if Executive has executed and delivered to the Company a General Release in form and substance as set forth in Exhibit B (the “General Release”) attached hereto and the General Release has become effective by the date that is sixty (60) days after the Termination Date (the “Required Release Date”), and, in each case, only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Sections 5 and 6 hereof; and Executive shall not be entitled to any other salary, bonuses, employee benefits or other compensation after termination of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law. The payments under (i) above shall commence on the first payroll date following the date on which the General Release becomes effective (the “Release Effective Date”) and shall continue for the remaining term of the Severance Period; provided that such first payment shall include all amounts that otherwise would have been paid prior to the date the first payment is made had such payments commenced immediately upon the Termination Date. Any amount otherwise payable under (ii), (iii) or (iv) above prior to the Release Effective Date shall be paid on the first payroll date after the Release Effective Date. Notwithstanding the two preceding sentences, if the Termination Date and the Required Release Date are in different calendar years, such payments shall commence or be paid, as the case may be, on the first payroll date of the second year (regardless of when the Release Effective Date occurs). In any event, if the General Release is not effective by the Required Release Date, the Executive shall forfeit all rights to receive the compensation under this Section 4(b).

(c)           Termination Upon Death or Disability.   If the Executive’s employment is terminated due to Executive’s death or Disability, then Executive or his guardian, administrator, heirs or successors, as the case may be, shall be entitled to receive:

(i)           an amount equal to Executive’s Base Salary through the Termination Date, payable ratably in accordance with the Company’s general payroll practices as in effect on the Termination Date;

(ii)          any Performance Bonus amounts pursuant to Section 3(b) (if any) earned, but not yet paid, to Executive in respect of a fiscal quarter that ended on or prior to the Termination Date, which amount shall be paid at the same time and on the same terms it would have been paid pursuant to Section 3(b); and

(iii)         reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(e);

and Executive shall not be entitled to any other salary, bonuses, employee benefits or other compensation after termination of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(d)           Other Termination.  If the Executive’s employment is terminated by the Company for Cause, by Executive’s resignation without Good Reason, or for any other reason not addressed herein, then Executive shall be entitled to receive only (i) Executive’s Base Salary through the Termination Date, and (ii) reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(e), and Executive shall not be entitled to any other salary, bonuses, benefits or other compensation after termination of Executive’s employment, except as otherwise specifically provided under the Company’s employee benefit plans or as otherwise expressly required under applicable law.

(e)           No Other Benefits.  Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination of Executive’s employment and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Termination Date (other than vested retirement benefits accrued on or prior to the termination or expiration of Executive’s employment, accrued insurance benefits or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than as expressly required under applicable law (such as COBRA).  For avoidance of doubt, it is the express intent of the Company and the Executive that in no event shall Executive be entitled to receive any amounts upon a termination of the Executive’s employment other than the amounts expressly contemplated by this Agreement.  In furtherance of the foregoing, in the event that the Company may terminate Executive’s employment on the basis that it is for Cause and it is ultimately determined that such termination was without Cause, it shall not be deemed a breach of this Agreement and Executive shall only be entitled to the amounts expressly provided for in this Agreement in connection with a termination of Executive by the Company without Cause.

(f)           Offset.  The Company may offset any bona fide amounts not in dispute that Executive owes it or any of its Subsidiaries against any amounts it or any of its Subsidiaries owes Executive hereunder.

(g)           No Obligation to Mitigate.  The Executive shall have no obligation to mitigate the post-Termination Date payments and benefits under this Agreement and such payments and benefits under this Agreement (except for reimbursement of COBRA premiums as set forth above) shall not be reduced or limited by any amounts received from a subsequent employer, as a common law employee or otherwise.

(h)           Section 409A.

(A)           Separation from Service. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for purposes of determining Executive’s entitlement to payments or benefits required to be paid under this Agreement on account of a termination of Executive’s employment, “termination of employment” and variations thereof shall mean Executive’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h) promulgated thereunder, and the “Termination Date” shall be the date of Executive’s separation from service.

(B)           Delay of Severance if a Specified Employee. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” of the Company within the meaning of Section 409A of the Code on the date of Executive’s separation from service (as determined by the Company), if and to the extent that the payments or benefits required to be paid under this Agreement on account of Executive’s separation from service constitute deferred compensation within the meaning of Section 409A of the Code, no such payments or benefits shall be payable to Executive before the date that is six (6) months after the date of Executive’s separation from service (the “Six Month Date”). Instead, all such amounts shall be accumulated and paid in a single lump sum to Executive on the first payroll date after the Six Month Date. All payments or benefits otherwise required to be paid on or after the Six Month Date shall not be affected by this Section 4(h)(B) and shall be paid in accordance with the payment schedule applicable to such payment or benefit under this Agreement.  Prior to the imposition of the six month delay as set forth in this Section 4(h)(B), it is intended that (x) each installment under this Agreement be regarded as a separate “payment” for purposes of Section 409A of the Code, and (b) all payments or benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 4(h)(B) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted consistently therewith.

(C)           General. This Agreement is intended to comply with the requirements of Section 409A of the Code, and the parties hereby agree to use reasonable efforts to amend this agreement as and when necessary to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A in a manner that preserves the original intent of the parties to the maximum extent possible. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code.  All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax, provided that Executive timely submits such expenses for reimbursement in accordance with this Agreement and Company policy.  Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year. Notwithstanding anything to the contrary, the Company shall not be liable to Executive or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

5.           Nondisclosure and Nonuse of Proprietary Information; Ownership of Intellectual Property.

(a)           Protection of Proprietary Information.  Executive acknowledges that the continued success of the Company and its Subsidiaries and Affiliates depends upon the use and protection of a large body of Proprietary Information.  Executive agrees that he or she shall not disclose or use at any time, either during his or her employment with the Company or thereafter, any Proprietary Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance of duties assigned to Executive by the Board or otherwise under this Agreement.  Executive shall take all reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft.  The foregoing shall not, however, prohibit disclosure by Executive of Proprietary Information that has been published in a form generally available to the public prior to the date Executive proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.  Executive agrees to deliver immediately to the Company at the termination of his employment, or at any other time the Company may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports and other documents (and copies thereof), relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Proprietary Information or Intellectual Property) that he may then possess or have under his control.

(b)           Use of Confidential Information.  At all times during Executive’s employment and thereafter, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person.  Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.  If at any time during this employment with the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.  Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer.  If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer.  The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(c)           Third-Party Information.  Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  At all times during Executive’s employment and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with his work for the Company or its Subsidiaries and Affiliates, Third-Party Information unless expressly authorized by a member of the Board in writing.

(d)           Intellectual Property, Inventions and Patents.  In the event that Executive during the term of his employment by the Company generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, Trade Secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any Proprietary Information (collectively, “Intellectual Property”), Executive acknowledges that such Intellectual Property is and shall be the exclusive property of the Company or one of its Subsidiaries.  Any copyrightable work prepared in whole or in part by Executive shall to be deemed “a work made for hire” to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company or one of its Subsidiaries shall own all of the rights comprised in the copyright therein.  Without limiting the foregoing, Executive hereby assigns his or her entire right, title and interest in and to all Intellectual Property to the Company and its Subsidiaries.  During and after the term of Executive’s employment with the Company, Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company and its Subsidiaries to establish, confirm and protect the Company’s and its Subsidiaries’ interests in and rights and title to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment with the Company).

6.           Non-Competition and Non-Solicitation.  Executive acknowledges that in the course of Executive’s employment with the Company and its Subsidiaries Executive has, and will continue to, become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Proprietary Information concerning the Company and its Subsidiaries and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries.  Therefore, in further consideration of the compensation to be paid to Executive hereunder, Executive agrees that, without limiting any other obligation pursuant to this Agreement:

(a)           Non-Compete.  At all times during Executive’s employment and for a period thereafter of twelve months (the “Protection Period”), Executive shall not directly or indirectly, either for Executive or for any other Person, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business with any Person (including, without limitation, any division, group or franchise of a larger organization) that engages in the Business anywhere in North America or in any other country in which the Company or any of its Subsidiaries engages in the Business.  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venture, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).  For purposes of this Agreement, “Business” means, collectively, the electronic trading of fixed income securities or any other businesses of the Company or any of its Subsidiaries as such businesses exist at the Termination Date.  Nothing herein shall prohibit Executive from owning not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)           Non-Solicitation.  At all times during Executive’s employment and during the Protection Period, Executive shall not directly or indirectly through another Person (other than on behalf of the Company and its Subsidiaries) (i) induce or attempt to induce any employee or officer or independent contractor of the Company or any of its Subsidiaries to leave the employ of, or terminate its affiliation with, the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any such Person, (ii) hire or seek any business affiliation with any Person who was an employee or officer or independent contractor of the Company or any of its Subsidiaries within one year after such Person ceased to be an officer or employee of the Company or any of its Subsidiaries, or (iii) induce or attempt to induce any customer, client, supplier, licensee, referral source or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary or in any way interfere with the relationship between any such customer, client, supplier, licensee, referral source or business relation and the Company or any such Subsidiary (including, without limitation, making any negative statements or communications concerning the Company or its Subsidiaries); provided, however, that the foregoing clause (iii) shall not limit or restrict Executive from soliciting Persons for services that do not directly compete with the Business.

(c)           Non-Disparagement.  Without limiting any other obligation of Executive or the Company pursuant to this Agreement, each of Executive and the Company hereby covenants and agrees that, except as may be required by applicable law, shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of (i) in the case of Executive, the Company or its Subsidiaries or Affiliates or any of their respective past and present investors, officers, directors or employees or their respective policies, business practices, processes, operations, products or facilities or (ii) in the case of the Company, Executive, in either case, during Executive’s employment or any time thereafter.

(d)           Blue-Pencil; Modification.  If, at the time of enforcement of Section 5 or this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive acknowledges that the restrictions contained in Section 5 and this Section 6 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(e)           Enforcement.  Because Executive’s services are unique and because Executive has access to Proprietary Information, the parties hereto agree that, in the event of the breach or a threatened breach by Executive of any of the provisions of Section 5 or this Section 6, the Company and its Subsidiaries would suffer irreparable harm and money damages would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies existing in its favor, the Company or any of its Subsidiaries shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security and without proof of monetary damages or an inadequate remedy at law).  In addition, in the event of an alleged breach or violation by Executive of this Section 6, (i) the Protection Period shall be tolled until such breach or violation has been duly cured, (ii) the Company and its Subsidiaries shall be entitled to recover from Executive all profit, remuneration or other consideration that Executive gains from breaching the covenant and damages that the Company suffers as a result of the breach and (iii) reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of Executive’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, costs and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings.

(f)           Additional Acknowledgments.  Executive acknowledges that the provisions of Section 5 and this Section 6 are in consideration of:  (i) employment with the Company, (ii) the issuance of any options or other securities by the Company to Executive and (iii) additional good and valuable consideration as set forth in this Agreement.  In addition, Executive agrees and acknowledges that the restrictions contained in Section 5 and this Section 6 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living.  In addition, Executive acknowledges (x) that the business of the Company and its Subsidiaries will be conducted throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business, (y) notwithstanding the state of organization or principal office of the Company or any of its Subsidiaries or facilities, or any of their respective executives or employees (including Executive), it is expected that the Company and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business during Executive’s employment in furtherance of Employer’s business and its relationships.  Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of any provision of Section 5 and this Section 6 outweighs any potential harm to Executive of its enforcement by injunction or otherwise.  Executive acknowledges that he or she has carefully read this Agreement and consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future.  Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

7.           Executive’s Representations.  Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

8.           Survival.  Sections 4 through 23, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of Executive’s employment.

9.           Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Jeffrey M. Chertoff
[insert his preferred address]
_________________
_________________

Notices to the Company:

Bonds.com Group, Inc.
529 5th Avenue
New York, NY  10017
Attn:  Chief Executive Officer

And to:

Mark A. Danzi, Esquire
Hill Ward Henderson
101 E. Kennedy Blvd., Suite 3700
Tampa, FL 33602

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.           Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  For avoidance of doubt and without limiting the foregoing, the Company and the Executive agree that any and all prior employment agreements, commitments or arrangements between the Company and the Executive are hereby terminated.

12.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.           Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

15.           Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

16.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the parties’ right to terminate this Agreement and Executive’s employment at will) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17.           Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for healthy men of Executive’s age.

18.           Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).  In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive or if Executive was informed in writing by the Company that such deductions or withholdings were not made) with any interest, penalties and related expenses thereto.

19.           Consent to Jurisdiction.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION OVER NEW YORK, NEW YORK AND THAT SUCH COURTS SHALL BE THE EXCLUSIVE JURISDICTION AND VENUE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE

SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 19.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF SUCH COURTS’ JURISDICTION AND VENUE FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

20.           Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

21.           Corporate Opportunity.  Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company or any of its Subsidiaries at any time during Executive’s employment (“Corporate Opportunities”).  Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

22.           Executive’s Cooperation.  During Executive’s employment and thereafter, Executive shall cooperate with the Company, its Subsidiaries and their respective Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company, any Subsidiary or any of their respective Affiliates (including, without limitation, Executive being available to the Company, its Subsidiaries and their respective Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s, any Subsidiary’s or any of their respective Affiliates’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company, its Subsidiaries and their respective Affiliates all pertinent information and turning over to the Company, its Subsidiaries and their respective Affiliates all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company, any of its Subsidiaries or their respective Affiliates require Executive’s cooperation in accordance with this Section 22 following the termination of Executive’s employment, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

23.           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.

“Cause” means with respect to Executive one or more of the following: (i) the conviction of a felony or plea of nolo contendere or guilty to a felony, (ii) willful misconduct or gross negligence in connection with his employment which is intended to result or does result in a material adverse effect on the Company or any of its Subsidiaries, (iii) any willful act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company or any of its Subsidiaries.  It is agreed and understood that mere underperformance or substandard performance of the Executive or the Company and its Subsidiaries is not intended to and shall not provide an independent basis for termination for Cause.

“Effective Date” means the date on which the Company completes its proposed equity capital financing in the amount of at least $10,000,000.

“Good Reason” means if Executive resigns from employment with the Company and its Subsidiaries as a result of one or more of the following actions (in each case taken without Executive’s written consent): (i) a reduction in Executive’s Base Salary or an adverse change in the calculation of the Performance Bonus, (ii) a material diminution of Executive’s title, duties, authorities or reporting relationships, (iii) the Company changes Executive’s principal place of business to a location greater than 50 miles outside New York County, New York, (iv) the assignment to Executive of any duties inconsistent with his position with the Company in any material adverse respect, (v) any other material breach by the Company (or its successors) of this Agreement or any other written agreement to which the Company and the Executive are parties; provided that, none of the events described in clauses (i) through (v) above shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the event(s) which constitute(s) Good Reason within 90 days after the occurrence of the event(s) and the Company and/or its Subsidiaries shall have failed to cure such events within 30 days after the Company’s receipt of such written notice.  Notwithstanding clause (iii) above, Executive and the Company acknowledge and agree that the Company shall not be restricted from relocating the Company’s principal place of business or company headquarters and requiring Executive to spend significant time at any such new location (and any such relocation of the Company’s principal place of business or company headquarters and requiring Executive to spend significant time at any such new location shall not constitute requiring Executive to relocate his primary residence) so long as Executive is not required to spend a majority of his working time (normal travel for business purposes excluded) at such new location.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential” and now existing or to be developed in the future), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Company or any of its Subsidiaries or Affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations.  Proprietary Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (I) related to the Company’s or its Subsidiaries’ or Affiliates’

(including their predecessors’ prior to being acquired by the Company) current or potential business and (II) is not generally or publicly known.  Proprietary Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, including plans regarding planned and potential sales, financial and business plans, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and prices and terms, risk management practices, negotiation strategies and practices, accounting and business methods, acquisition opportunities, development, transition and transformation plans, locations of sales representatives, customer service, integration processes and requirements and costs of providing service, support and equipment); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s or any of its Subsidiaries’ current, former or prospective employees (including personnel files and other information), suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works, (vii) intellectual property of every kind and description, and (viii) all similar and related information in whatever form.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Trade Secrets” means the Company’s and its Subsidiaries’ trade secrets and other Proprietary Information (as defined above) that the Company and/or its Subsidiaries has made reasonable efforts to keep confidential and that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

BONDS.COM GROUP, INC.

By:	/s/ Michael O. Sanderson
Name:	Michael O. Sanderson
Title:	Chief Executive Officer

/s/ Jeffrey M. Chertoff
Jeffrey M. Chertoff

Exhibit B

Form of Release

GENERAL RELEASE

I, Jeffrey M. Chertoff, in  consideration of and subject to the performance by Bonds.com Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Employment Agreement, dated as of December ___, 2010 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, shareholders, partners, members, managers, agents, attorneys, representatives, employees, successors and assigns of the Company and its affiliates (collectively, the “Released Parties”) to the extent provided below.

1.           I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.           Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or any law, rule or regulation of the State of New York, including but not limited to, the New York Human Rights Law; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.           I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.           I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.           In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

6.           I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.           I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.           I represent that I am not aware of any claim by me other than the claims that are released by this Agreement.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.  Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

9.           Notwithstanding anything in this General Release to the contrary, this General Release shall not release or discharge any rights or claims arising out of (a) any breach by the Company of the Agreement after the date hereof, (b) any rights Executive has to be indemnified for any actions arising out of or relating to Executive’s service as an officer, director or employee of the Company, (c) any post-employment rights or benefits Executive may have under compensation plans, programs or arrangements in which Executive participates, including, but not limited to, those under the Option Agreement (as defined in the Agreement) and any option plan of the Company, but excluding any severance plan, (d) any post-employment rights or benefits Executive may have under any “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a severance plan, (e) any rights Executive has a shareholder of the Company, (f) COBRA and similar state law rights, and (g) reimbursement for reimbursable business expenses in accordance with the Agreement.

10.           Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)           I HAVE READ IT CAREFULLY;

(b)           I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)           I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)           I AM ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)           I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON DECEMBER __, 2010, TO CONSIDER IT AND THE CHANGES MADE SINCE THE DECEMBER __, 2010 VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)           I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)           I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)           I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: _________________
JEFFREY M. CHERTOFF